Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 31, 2026, with respect to our audit of KMMI Inc.’s financial statements as of December 31, 2025 and for the year then ended that appears in this Registration Statement on Form S-1 of Evolution Metals & Technologies Corp. Our report contained an explanatory paragraph regarding substantial doubt about KMMI Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ UHY LLP

New York, New York

July 8, 2026